CSW Energy, Inc./CSW International, Inc.
                    Non-recourse Indebtedness
                          June 30, 1999
                           (thousands)


                 Initial                      Inflation
     Type         Term      Rate    Maturity  Adjustment      Amount
---------------  --------  -------- --------  ---------- ----------------

Eurobond         10 years   8.500%     2005     None     pounds 100,000
Eurobond         10 years   8.875%     2006     None     pounds 100,000
Yankee Bond       5 years   7.980%     2001     None     pounds 129,116
Yankee Bond      10 years   8.750%     2006     None     pounds 129,116
Fixed Rate Loan   7 years   8.250%     2003     None     pounds 123,673
Loan Notes        7 years   4.260%     2002     None     pounds  18,033
Revolver          5 years   5.330%     2001     None     pounds  72,500
Senior Notes      5 years   6.875%     2001     None          $ 200,000